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                                                                    Exhibit 99.1

[JLG logo]                                                        PRESS RELEASE

JLG INDUSTRIES, INC.                                      FOR IMMEDIATE RELEASE
1 JLG Drive
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161                                  CONTACT: JUNA ROWLAND
Fax (717) 485-6417                    DIRECTOR - CORPORATE & INVESTOR RELATIONS
www.jlg.com                                          (240) 313-1816, IR@JLG.COM


                   JLG CONTINUES FOCUS ON LONGER-TERM STRATEGY
                    STREAMLINES OPERATIONS AND REDUCES COSTS

      MCCONNELLSBURG, PA, JANUARY 6, 2003 - JLG Industries, Inc. (NYSE: JLG) today announced further actions of its ongoing longer-term strategy to streamline operations and reduce fixed and variable costs. As part of JLG's capacity rationalization plan commenced in early 2001, the 130,000-square foot facility in Bedford, Pennsylvania, which currently produces selected scissor lift models, will be temporarily idled and production integrated into the Company's Shippensburg, Pennsylvania facility. Additionally, reductions in selling, administrative and product development costs will result from changes in the global organizational and process consolidations. When these changes are fully implemented, the Company expects to generate approximately $20 million in annualized savings at a cost of $9.5 million representing a payback of approximately six months.

       "While facing the challenges of this economy, our most recent actions are consistent with the broader realignment efforts of our three-year, multi-dimensional strategic plan to further optimize performance," said Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "Over the last 18 months, we focused on enhancing the business using a three-point approach as a tactical guide for continued growth and increased profitability. The first point addresses the additional capacity created by ongoing manufacturing process improvements; the second improves standardization and commonality of product lines; and the third focuses on global supply chain management.

       "Relative to the first point, we have been focusing on enhancing the business for increased profitability and growth by ongoing manufacturing process improvements. Over the last two years, the additional production capacity created has resulted in the permanent closures of two assembly facilities and the temporary idling of another. Production of aerial work platforms will now be effectively focused in three facilities: McConnellsburg, Pennsylvania; Shippensburg, Pennsylvania; and Maasmechelen, Belgium.


      "Additionally, during this same time period, we established our current sales and service operations model for Europe, even as we continued to serve our international customers through a parallel operation based in the UK. This service model has proven more effective and efficient than its predecessor. Therefore, we will be eliminating the redundant operation and reducing headcount in Europe by 36 people without sacrificing our ability to satisfy customer demands.


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JLG Industries, Inc. - page 2


      "The second point of our enhancement plan concentrates on continuing to transition to a new manufacturing model that reinforces the standardization and commonality factors of product design. We expect to complete the transition over the next 1 to 2 years, which will provide greater manufacturing flexibility. Our focus on global supply chain management, the third point of our plan, has already resulted in European sourcing of components for both our Belgium-based operations and US-based production facilities."

      Jim Woodward, Executive Vice President and Chief Financial Officer said, "Clearly this has been a difficult decision as the team members at Bedford and Shippensburg have accomplished dramatic productivity improvements. We will be reducing a total of 189 people globally and transferring 99 production jobs from the Bedford operations to the Shippensburg facility. Production of scissor lifts, which are now assembled in Bedford, will be integrated into the Company's newer and more flexible 300,000-square foot facility in Shippensburg by fiscal year end and Bedford production team members will be afforded transfer opportunities.

      "These actions will result in $3.5 million of restructuring costs, $4.4 million of restructuring-related costs, and $1.6 million of capital expenditures. Almost all of these expenses will be cash charges, which will be recorded over the next three quarters. In the current fiscal quarter, estimated restructuring charges of $1.3 million will be combined with capital expenditures of $200 thousand for a total cash outlay of $1.5 million. Our top priorities over the near term continue to focus on reducing working capital, reducing cost and improving free cash flow."

      JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R) and Gradall(R) trademarks. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; and (iii) costs of raw materials and energy; as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended October 31, 2002.

                    For more information, visit www.jlg.com.

         Note: Information contained on our website is not incorporated by reference into this release.

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